Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated August 15, 2018 (“Effective Date”) is entered into by Newpark Resources, Inc.  (the “Company”), a Delaware corporation, and Edward Chipman Earle (the “Executive”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the Parties. Executive and the Company may sometimes be referenced herein individually as “Party” or collectively as the “Parties.”

WHEREAS, the Company desires: a) to retain the services of Executive, initially, as a Vice President of the Company and Special Advisor to the Chief Executive Officer of the Company (the “CEO”) and, thereafter, as a Vice President, General Counsel, Corporate Secretary, Chief Administrative Officer, and Chief Compliance Officer, as further outlined below; and b) for Executive to enter into certain restrictive covenants as set forth in this Agreement; all, in order to enhance shareholder value and grow the Company’s business to its maximum potential; and

WHEREAS, Executive has represented himself as qualified to achieve the foregoing objectives, and the Parties mutually desire and agree to enter into an employment relationship by means of this Agreement.

NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the Parties as follows:

1.	Employment of Executive

1.1Employment Term. The Company hereby offers to employ Executive, and Executive hereby agrees to serve, in the capacities outlined in this Section 1.1 on the terms and conditions set forth in this Agreement. During the period commencing on the Effective Date and ending on August 31, 2018, Executive shall serve as a Vice President of the Company and Executive Advisor to the CEO, and, thereafter, for the remainder of the Employment Term (as defined in this Section 1.1), Executive shall serve as a Vice President, the General Counsel, Corporate Secretary, Chief Administrative Officer, and Chief Compliance Officer, in all cases, reporting to the President and CEO. Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (“Initial Term”), subject to the provisions of Section 2, and shall automatically be renewed for successive one (1) year periods (each a “Renewal Term”) thereafter unless Executive’s employment is terminated by either Party giving written notice to the other Party at least sixty (60) days in advance of the expiration of the Initial Term or any Renewal Term. The period during which Executive is employed hereunder shall be referred to as the “Employment Term.” Termination by sixty (60) days’ written notice pursuant to this Section 1.1 shall be treated as a termination by Executive under Section 2.2 if given by Executive or as a termination without Cause under Section 2.3 if given by the Company.

1.2Compensation and Benefits.

a.Base Salary.   During the Employment Term, the Company will pay Executive a base monthly salary at an annualized rate of at least Four Hundred and Ten Thousand Dollars and No Cents ($410,000.00), less applicable taxes, withholdings and deductions, per year (“Base Salary”).  The Company will review annually Executive’s Base Salary and, at its reasonable discretion, may increase such Base Salary as it deems appropriate, provided Executive’s Base Salary for any subsequent twelve month year shall not be less than the preceding twelve month year except with Executive’s prior written agreement.  Adjustments made to the Base Salary shall be automatically incorporated herein by reference, included in the term Base Salary and be contractual obligations of the Company.  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its senior staff.

b.Incentive Compensation.   In addition to the Base Salary, during the Employment Term Executive shall be eligible for participation in the 2010 Annual Cash Incentive Plan (“ACIP”) or any similar plan that replaces the ACIP, subject to any amendments made at the discretion of the Board of Directors of the Company (the “Board”) as provided herein.  Performance measures and goals will be set by the Compensation Committee of the Board.  Executive’s target Award Level (as that term is defined in the ACIP) under the ACIP is equal to seventy (70%) percent of Executive’s Base Salary (as that term is defined in the ACIP).  Payout under the ACIP for a particular year will be made in cash by March 15 of the next year, e.g. payout for 2018 will occur prior to March 15, 2019, except to the extent of any payments associated with achievement beyond the “over-achievement” level, which are deferred, as provided for in the ACIP.  Actual awards, in accordance with the Board approved plan and any amendments, are at the discretion of the Compensation Committee, provided the Company represents and warrants to Executive that the terms of the ACIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they were on the Effective Date, without prior written notice.

c.Stock Options and Share Awards. In addition, during the Employment Term, Executive shall be eligible to participate in the Long Term Incentive Plan (“LTIP”) and to receive such number of stock options, time -vested restricted stock and/or performance restricted share awards as are granted by the Compensation Committee in accordance with the Board approved plans (including the 2015 Employee Equity Incentive Plan, all such plans being referred to as the “Plans”).  Vesting shall be as provided in these existing Plans, and subject to any amendments.  When used in this Agreement “stock” and “shares” mean the Company’s publicly traded common stock, $.01 par value.  Further, throughout this Agreement, the words “stock options, share awards, and grants” are used separately or in various combinations to describe awards of shares or the right to acquire shares of Company stock under various Plans or this Agreement, or both.

d.Employment Inducement Awards. As an incentive to accepting employment with the Company and entering into this Agreement, Executive will be awarded upon the Effective Date with the following grants: Fifth Thousand (50,000) shares of time restricted stock, which restrictions shall be removed (subject to other conditions precedent) over a four (4) year period as follows-Fifty percent (50%) vesting on the second anniversary of the Effective Date and fifty percent (50%) vesting on the fourth anniversary of the Effective Date.

e.Benefit Plans and Vacation.  Throughout Executive’s employment under this Agreement, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), and fringe benefits and perquisites available generally to Executive Officers of the Company. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to other Executive Officers of the Company. During the Employment Term, Executive shall be entitled to life insurance equal to the greater of $500,000 or, subject to evidence of insurability to the satisfaction of the Company's group life insurance provider, three (3) times his Base Salary. The Executive shall also be entitled to a car allowance in the amount of One Thousand Three Hundred Dollars ($1,300.00) per month in accordance with the Company’s Vehicle Policy. During the Employment Term, Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the Company’s policies in effect from time to time, provided the four (4) of weeks of vacation provided in this Section 1.2(e) shall not be reduced under such policies.

f.Expense Reimbursement.  The Company will reimburse Executive in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to its senior staff.

g.Location.  Executive’s principal place of employment will be located at the Company’s offices in The Woodlands, Texas.

1.3Extent of Services; Conflicts of Interest.

a.During the Employment Term, Executive shall devote substantially all of his working time, attention and energies to the business of the Company and its subsidiaries and affiliates.  Executive may be involved in charitable and professional activities, trade and industry associations and the like providing these do not interfere with the requirements of employment with the Company.

b.During the Employment Term, Executive shall not, directly or indirectly, without the prior consent of the CEO, render any services to any other Person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position, provided, however, that the foregoing shall not be deemed to prohibit Executive from (i) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity, so long as (A) he remains a passive investor in such entity, (B) he does not become part of any control group thereof, and (C) so long as such entity is not, directly or indirectly, in competition with the Company or any of its subsidiaries or affiliates, or (ii) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which is not in competition with the Company or any of its subsidiaries or affiliates.

1.4Indemnification. Executive shall execute simultaneously with this Agreement an Indemnification Agreement, in the form of the attached Appendix A, and that agreement is incorporated by reference.

1.5Change of Control. Executive and the Company shall execute simultaneously with this Agreement a Change of Control Agreement in the form of the attached Appendix B, and that agreement is incorporated by reference.

2.	Termination of Employment

2.1Termination. This Agreement and Executive’s employment by the Company under this Agreement shall be terminated (a) automatically, upon Executive’s death or Executive becoming Totally Disabled (as defined in Section 6.11(e) below), (b) by Executive with Good Reason (as defined in Section 6.11(c) below) upon 30 days’ written notice to the Company, (c) by Executive for any reason other than Good Reason upon 30 days’ written notice to the Company, (d) by the Company for Cause (as defined in Section 6.11(a) below), (e) by the Company without Cause, or (f) at the end of the Employment Term as outlined in Section 1.1.  The effective date of the termination of this Agreement and Executive’s employment under this Agreement for any reason shall be referred to herein as the “Termination Date.”

2.2Termination by Executive for any Reason Other than Good Reason   If this Agreement and Executive’s employment under this Agreement are terminated by Executive at any time during the Employment Term for any reason other than Good Reason, then Executive shall be entitled to receive only (a) a pro rata share of Executive’s Base Salary and any other compensation, in each case, earned through the Termination Date, and (b) subject to the terms and conditions of any applicable Plans, such stock options, share awards, and grants as shall have fully vested before the Termination Date. In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options and grants that have not vested as of Executive’s the Termination Date.

2.3Termination by Executive with Good Reason or by the Company without Cause. If Executive’s employment is terminated by Executive with Good Reason or by the Company without Cause, then Executive shall be entitled to receive:  (a) a pro rata share of Executive’s Base Salary and any other compensation, in each case, earned through the Termination Date; (b) Executive’s Base Salary that would have otherwise been payable to Executive if he had continued in active employment with the Company for the greater of (i) the remainder of the Initial Term or any Renewal Term, as applicable, or (ii) twelve (12) months; (c) an incentive compensation payment for the Plan Year in which the Termination Date occurs equal to Executive’s target Award Level (70%); (d) an incentive compensation payment, which is calculated by multiplying a fraction with the numerator equal to Executive’s target Award Level (70%) and a denominator of 12 by the greater of (i) the difference between twelve (12) months and the number of full months remaining in the Plan Year in which the Termination Date occurs (“Plan Year Balance”), and (ii) the difference between the number of full months remaining in the Initial Term or any Renewal Term, as applicable, and the Plan Year Balance (collectively, the sum of the amounts in subsections (b)-(d) shall be referred to as the “Severance Payment”); (e) full vesting of all time restricted stock awarded at the Effective Date, provided however, there shall be no vesting of annual options or stock awards in the post-employment exercise period in accordance with the Plans; (f) an amount equal to the cost to Executive to continue his same coverage under the Company’s group medical insurance program, pursuant to COBRA, for the greater of (i) the period remaining in the Initial Term or any Renewal Term, as applicable, or (ii) twelve (12) months, but, in either case, no more than a period of eighteen (18) months (the “COBRA Benefit”); and (g) direct payment by the Company for the costs of outplacement services obtained by Executive during the twelve (12) month period immediately following the Termination Date, not to exceed $20,000. As a condition to receiving the benefits and/or payments described in subsections (b)-(g) above, Executive must comply with Section 2.9 below. Subject to Executive’s compliance with Section 2.9 below, the Company shall pay the Severance Payment and the COBRA Benefit in a single lump sum within sixty (60) days of the Termination Date. Executive's right to exercise vested options following the Termination Date will be governed by the Plans.

2.4Termination for Cause.  If Executive’s employment is terminated by the Company at any time during the Employment Term for Cause, then Executive shall be entitled to receive only (a) a pro rata share of Executive’s Base Salary and any other compensation, in each case, earned through the Termination Date and (b) subject to the terms and conditions of any applicable Plans, such stock options, share awards, and grants as shall have fully vested before the Termination Date.  In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options, awards and grants that have not vested as of the Termination Date.

2.5Termination as a Result of Death.  If Executive dies during the Employment Term, the Company shall pay to Executive’s surviving spouse or such other Person or estate as Executive may from time to time designate by written notice to the Company, or such other Person as may be required by law, the following amounts:  (a) a pro rata share of Executive’s Base Salary and any other compensation, in each case, earned but unpaid through the date of death, and (b)

subject to the terms and conditions of any applicable Plans, such stock options, share awards, and grants as shall have fully vested as of the date of death.  No awards or grants contemplated by this Agreement, but not yet awarded to Executive as of the time of his death shall be granted.

2.6Termination as a Result of Disability.  If this Agreement and Executive’s employment under this Agreement are terminated due to Executive becoming Totally Disabled, then Executive shall be entitled to receive: (a) a pro rata share of Executive’s Base Salary and any other compensation, in each case, earned through the Termination Date, (b) subject to the terms and conditions of any applicable Plans, such stock options, share awards, and grants as shall have fully vested before the Termination Date, and (c) subject to Section 2.9, a lump sum payment in an amount equal to Executive’s Base Salary that would have otherwise been payable to Executive if he had continued in active employment with the Company until the shorter of (i) six (6) months or (ii) the date benefits become payable to Executive under the terms of the Company’s disability policy.

2.7No Setoff.  The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains or seeks to obtain other employment.

2.8Coordination of Benefits. In the event that Executive is entitled to benefits following termination under any Change in Control Agreement with the Company, Executive shall have the right to elect whether to receive such benefits under any such Change in Control Agreement or this Employment Agreement, but not both.

2.9Waiver and Release of Claims. As a condition to Executive’s right to receive the payments and/or benefits described in Section 2.3(b) and Section 2.6(c), Executive must execute and deliver to the Company, and not revoke (if applicable), a release of all claims in favor of the Company, its affiliates, predecessors, successors, parent companies, subsidiaries, operating units, and divisions, and each of the foregoing entities’ respective agents, representatives, members, and managers, officers, directors, shareholders, employees, insurers, fiduciaries of employee benefit plans, plan administrators, and attorneys in a form provided by the Company.

3.	Confidentiality

3.1Executive’s Receipt of Confidential Information. Executive acknowledges that in connection with his role with the Company and in providing services in support of the Company Parties, Executive will receive, have access to and have the opportunity to develop certain confidential or proprietary information and knowledge concerning the Company Parties and each of the respective businesses, methods and operations (“Confidential Information”), which the Company Parties desire to protect.  Confidential Information under this Agreement includes, by way of example and without limitation, information regarding the Company Parties’ customers, employees, contractors, operations, markets and industries not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Parties’ relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; trade secrets; programs; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Parties; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company Parties in the pursuit of their business will not cause the information to lose its protected status under this Agreement.

3.2Value of Confidential Information. Executive acknowledges and stipulates that the Confidential Information constitutes a valuable, special, and unique asset used by the Company Parties in their businesses to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company Parties in maintaining their competitive position and economic investment, as well as work for their respective employees.

3.3Executive’s Promise Not to Use or Disclose Confidential Information. Both during and after the period Executive is employed by the Company, Executive agrees not to misappropriate or, without the prior express written consent of an officer of the Company, use, disclose or otherwise make available to any Person any Confidential Information, except as (a) authorized in the performance of Executive’s regular employment duties to the Company and/or (b) as allowed under Section 6.10. Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.

3.4Return of Confidential Information and Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive in connection with Executive’s employment with the Company belong to the Company Parties or any of them.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment with the Company (whether during business hours and whether on the Company’s premises or otherwise), which relate to the Company Parties’ business, products, or services are the Company Parties’ sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the property of the Company Parties.  At the termination of Executive’s employment, regardless of the reason and whether by Executive or the Company, Executive will promptly return to the Company all papers, documents, writings, any computer related hardware or software, cell phone(s), keys, or other data or property belonging to the Company Parties that is in Executive’s possession, custody or control, including, without limitation, Confidential Information and any such data that Executive had access to or possessed during his employment with the Company.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business.

3.5No Use of Other Confidential Information or Conflicting Obligations by Executive. Executive promises that he will not use as part of his employment with the Company, disclose to the Company Parties, bring on the Company Parties’ premises, or induce the Company Parties or any of their employees to intentionally or unintentionally use or disclose, any confidential or proprietary information or material belonging to Executive’s previous employer(s) or belonging to any other Person. Further, Executive represents that he is not a party to any other agreement, or under any other duty, which will interfere or conflict with Executive’s full compliance with this Agreement. Executive will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement. Executive represents that his performance of this Agreement and his employment with the Company Parties does not and will not breach any agreement or other duty Executive has to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with the Company, including any information belonging to Executive’s prior employer(s).

3.6Breach of this Section. Executive understands and agrees that the restrictions in this Section 3 shall continue beyond the termination of Executive’s employment regardless of the reason for such termination. Executive acknowledges that money damages may not be a sufficient remedy for any breach of this Section 3 by Executive, and that the Company shall be entitled to seek to enforce the provisions of this Section 3 by specific performance and injunctive relief as remedies for such breach or any threatened breach. The Parties intend that the Company Parties shall be third-party beneficiaries of, and shall be entitled to enforce, Executive’s covenants in this Section 3 that are relevant to each of them. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 3, but shall be in addition to all remedies available at law or in equity to the Company Parties, including the recovery of damages from Executive and his agents involved in such breach. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 3, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, except with respect to those payments that constitute wages earned by and owed to Executive, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

4.	Additional Post-Employment Restrictions

4.1Consideration to Executive. The restrictive covenants contained in this Section 4 are supported by consideration to Executive from the Company Parties as specified in this Agreement, including the consideration provided in Sections 1-3. Executive acknowledges that the consideration provided for in Sections 1-3 of this Agreement constitute separate and independent consideration for the restrictive covenants contained in this Section 4 and entered into by Executive, and that the consideration in each such Section 1, 2 and 3 is reasonable and sufficient consideration for Executive’s promises in this Agreement.

4.2Non-Competition. Executive agrees that during the period of Executive’s employment with the Company and during the twenty-four (24) month period immediately following the date of termination of Executive’s employment with the Company (the “Restricted Term”), Executive will not, directly or indirectly, for himself or for others, anywhere in the Restricted Area (as defined below), unless expressly authorized in writing by the CEO, engage in, or assist any Person engaged in, the selling or providing of products or services that would displace the products or services (a) which the Company Parties sell, provide or plan to sell or provide as of the date of termination of Executive’s employment or at any time during Executive’s employment with the Company, or (b) with which Executive had involvement or about which Executive received or had access to Confidential Information in the course of his employment with the Company.  The foregoing is expressly understood to include, without limitation, the business of manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company Parties as of the date of termination of Executive’s employment or any time during Executive’s employment. “Restricted Area” under this Agreement means the geographic areas listed in Appendix C attached hereto and incorporated by reference.

4.3Prohibition on Circumvention. Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledges that these restrictions are necessary to protect the Confidential Information and business interests of the Company Parties.

4.4Non-Solicitation of Customers.  During the Restricted Term, Executive shall not on his own behalf or on behalf of any other Person, either directly or indirectly, within the Restricted Area, (a) call on, service, or solicit competing business from customers of the Company Parties with whom Executive had or made contact within the twenty-four (24) months immediately preceding the date of termination of Executive’s employment with the Company, or (b) induce or encourage any such customer or other source of ongoing business to stop doing business with the Company Parties.

4.5Non-Solicitation of Employees.  During the Restricted Term, Executive shall not, on his own behalf or on behalf of any other Person, either directly or indirectly, call on, solicit, or retain any employee or officer of the Company Parties, with whom Executive worked, had contact or associated, or about whom Executive received Confidential Information, within the course of Executive’s employment with the Company, or in any other manner attempt, directly or indirectly, to influence, encourage, or induce any such employee or officer of the Company Parties to terminate or discontinue his or his employment with any of the Company Parties.

4.6Reasonableness of Restrictions; Severability; Reformation.  Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  It is expressly understood and agreed that the Company Parties and Executive consider the restrictions contained in this Section 4 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Parties. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, overly broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.  Executive and the Company further agree that the covenants in Section 4 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 4.

4.7Remedies for Breach. Executive agrees that a breach or violation of Section 4 of this Agreement by Executive shall entitle the Company Parties as a matter of right, to an injunction, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company Parties may show themselves justly entitled, including, but not limited to, specific performance and damages.  The Parties intend that the Company Parties shall be third-party beneficiaries of, and shall be entitled to enforce, Executive’s covenants in this Section 4 that are relevant to each of them. The Parties specifically agree that the remedy of damages alone is inadequate. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 4, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, except with respect to those payments that constitute wages earned by and owed to Executive, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

4.8Advance Approval of Board. It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and other legitimate business interests of the Company Parties.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

5.	Dispute Resolution

5.1Informal Resolution. In the event of a dispute arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with the Company (other than a claim arising under or relating to Sections 3 and 4 of this Agreement, which are specifically excluded from the scope of this Section 5.1), prior to seeking arbitration as provided for below, the Party claiming to be aggrieved shall first advise the other Party, in writing, of the specifics of the claim, including the specific provision of this Agreement alleged to have been violated, if applicable, as well as provide the other Party with any supporting documentation the Party desires to produce at that time.  If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive.  The Parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the Parties agree in writing to mutually extend the time for one additional thirty (30) day period.  Following such attempts to resolve any such dispute, either Party may require arbitration of the other.

5.2Mandatory Arbitration. The Parties mutually agree that any and all disputes arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with the Company, which the Parties are unable to resolve as provided for above, if applicable, will be submitted exclusively to final and binding arbitration pursuant to the Federal Arbitration Act. The arbitration will be conducted in the city where the Company’s headquarters are then located or such other location as the Parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure.  If the Parties cannot agree upon an arbitrator, then each Party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative.  The legal expenses of each Party shall be borne by them respectively.  However, the cost and expenses of the arbitrator in any such action shall be borne equally by the Parties.  The arbitrator’s decision, judgment, and award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.  The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 5.2 shall only have jurisdiction and authority to interpret, apply, or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. The Parties understand that their mutual obligations to arbitrate under this Section 5.2 survive any termination of this Agreement.

5.3Temporary Relief. Notwithstanding any other provision hereof, to preserve the status quo or return the Parties to their positions as they existed prior to any alleged improper conduct, any Party may seek temporary relief, i.e., temporary restraining orders and preliminary injunctions, from a court of competent jurisdiction over the Parties, and such court may issue such relief, if the requirements under applicable law are met.

6.	Miscellaneous Provisions.

6.1Headings.   Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.2Notices.   Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the Person to be notified.  Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery.  For purposes of Notice, the address of the Parties shall, until changed as hereinafter provided, be as follows:

(a)	If to the Company :

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attention: Chief Executive Officer
or at such address as the Company may have advised Executive in writing; and

(b)	If to Executive:

or at such other address as Executive may have advised the Company in writing.

6.3Waiver.  The failure by any Party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving Party.  Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.

6.4Choice of Law.  The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

6.5Invalidity of Provisions.  If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected.  To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

6.6Entire Agreement; Written Modifications.   This Agreement, together with Appendix A, Appendix B, and Appendix C, contains the entire agreement between the Parties and supersedes all prior or contemporaneous representations, promises, understandings, and agreements between Executive and the Company.

6.7Successors; Assignment. Executive acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and any other Person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company may assign, and Executive expressly consents to the assignment of, this Agreement to any Person, including, without limitation, any successor, parent, subsidiary, or affiliated entity of the Company, including in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Executive acknowledges that his obligations under this Agreement are personal to Executive and may not be assigned by him without prior written consent from the Company.

6.8Attorney’s Fees.  The prevailing Party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such Party in enforcing or defending against an action to enforce this Agreement.

6.9Non-Disparagement. Subject to Section 6.10 below, Executive agrees for himself, and all others acting on his behalf, either directly or indirectly, not to make, support, encourage, induce or voluntarily participate in any oral or written statements about the Company, any other Company Party, or any of such entities’ officers, employees, shareholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing; except as required by law, when testifying truthfully pursuant to subpoena or other legal process, or when communicating with law enforcement or government agencies.

6.10Protected Disclosures. Notwithstanding the obligations stated in this Agreement, including the restrictions found in Section 3 and Section 6.9, neither this Agreement nor any other agreement or policy of the Company Parties shall prevent or prohibit Executive from making the protected statements or disclosures or engaging in the protected activities, in each case, as follows: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by Executive to his attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) providing information to any federal, state or local governmental agency or commission or participating in any investigation or proceeding conducted by any such governmental agency or commission, or (e) using the Company’s internal reporting procedures, or (f) other actions protected as whistleblower activity under applicable law. Further, this Agreement does not impose any condition precedent (such as prior notice to the Company) any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any such protected activities, disclosures, reports, claims or investigation.

6.11Definitions.  In this Agreement:

a.	“Cause” shall mean any of the following:

(i)	Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on Executive’s part constituting a felony; or

(ii)
dishonesty, willful misconduct or gross neglect by Executive in the performance of his obligations under this Agreement and otherwise to the Company Parties that results in material injury to any Company Party;

(iii)	appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity belonging to any Company Party;

(iv)	Executive’s theft, embezzlement or other similar misappropriation of funds or property belonging to any Company Party; or

(v)
failure of Executive to follow the reasonable and lawful written instructions or policies of the Company with respect to the services to be rendered and the manner of rendering such services by Executive provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than ninety (90) days, after such notice.

b.
“Company Parties” shall include any Person (as defined in Section 6.11(d) below) in the group consisting of the Company (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons of the Company. As used herein, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c.	“Good Reason” means any of the following:

(i)	the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive without prior notice and acceptance;

(ii)
the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;

(iii)	the material diminution of Executive’s base salary or bonus opportunity without prior notice and acceptance;

(iv)	the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company;

(v)	Requiring Executive to relocate more than 50 miles from The Woodlands, Texas; or

(vi)
provided that in any of the above situations, Executive has given reasonable and specific written notice to the CEO of such failure within thirty (30) days after the event occurs, the Company fails to correct the event within thirty (30) days after receipt of such notice and Executive must resign his employment within thirty (30) days after the Company does not cure such events.

d.	“Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity or other person.

e.
“Totally Disabled” means Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s position with or without reasonable accommodation.  Executive’s receipt of disability benefits for total disability under the Company’s long-term disability plan or receipt of Social Security total disability benefits shall be deemed conclusive evidence of Executive becoming Totally Disabled for purposes of this Agreement. However, in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the CEO in good faith may determine that Executive is disabled due to the needs of the business and the unacceptable unavailability of Executive which is expected to last for a continuous period of not less than six (6) months

6.12Section 409A.

a.
If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of Executive’s “separation from service” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive).

b.
For purposes of Section 409A of the Code (including, but not limited to, application of the exceptions for short-term deferrals and for “separation pay only upon involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.

c.
Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.

d.
In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.

6.13Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

 Executed as of the date first written above.

Signed: _/s/ Edward Chipman Earle
Edward Chipman Earle (Executive)

Signed: _/s/ Paul L. Howes__________
Paul L. Howes
President & CEO
Newpark Resources, Inc

Witness: _/s/ Gregg S. Piontek________
Name:     Gregg S. Piontek

Witness: _/s/ Ida Ashley______________
Name:     Ida Ashley

APPENDIX C
(“RESTRICTED AREA”)

Areas in which Newpark Resources, Inc. currently does business:

1.	Alabama	26..	Montana
2.	Alaska	27.	Nebraska
3.	Arizona	28.	Nevada
4.	Arkansas	29.	New Hampshire
5.	California	30.	New Jersey
6.	Colorado	31.	New Mexico
7.	Connecticut	32.	New York
8.	Delaware	33.	North Carolina
9.	Florida	34.	North Dakota
10.	Georgia	35.	Ohio
11.	Hawaii	36.	Oklahoma
12.	Idaho	37.	Oregon
13.	Illinois	38.	Pennsylvania
14.	Indiana	39.	Rhode Island
15.	Iowa	40.	South Carolina
16.	Kansas	41.	South Dakota
17.	Kentucky	42.	Tennessee
18.	Louisiana	43.	Texas
19.	Maine	44.	Utah
20.	Maryland	45.	Vermont
21.	Massachusetts	46.	Virginia
22.	Michigan	47.	Washington
23.	Minnesota	48.	West Virginia
24.	Mississippi	49.	Wisconsin
25.	Missouri	50.	Wyoming

Other states or areas in which Newpark Resources, Inc currently does business:

1.	Western Canada
2.	Gulf of Mexico (off the “ Gulf Coast ”)